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                                                                   EXHIBIT 11

            COUSINS PROPERTIES INCORPORATED AND CONSOLIDATED ENTITIES
                       COMPUTATION OF NET INCOME PER SHARE
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1998

              ($ in thousands, except share and per share amounts)




                                            1998         1997         1996         1995         1994
                                         ----------   ----------   ----------   ----------   ----------
BASIC:
    Net income                              $45,299      $37,277      $41,016      $26,342      $26,895
    Weighted average shares              31,602,226   29,267,239   28,520,178   27,983,180   27,844,341
    Basic net income per share              $  1.43      $  1.27      $  1.44      $   .94      $   .97

DILUTED:
    Net income                              $45,299      $37,277      $41,016      $26,342      $26,895
    Dilutive potential common shares        438,387      425,504      218,194      163,413      103,604
    Adjusted weighted average shares     32,040,613   29,692,743   28,738,372   28,146,593   27,947,945
    Diluted net income per share            $  1.41      $  1.26      $  1.43      $   .94      $   .96




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